AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 17th day of November, 2014, to the Fund Administration Servicing Agreement, dated as of May 16, 2012, as amended (the "Agreement"), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the ETF Series Solutions:

Exhibit I, the Master Income ETF, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the Master Income ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS		U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky		By: /s/ Michael L. Ceccato

Name: Michael D. Barolsky		Name: Michael L. Ceccato

Title:	Vice President and Secretary	Title: Senior Vice President

Trust and Fiduciary	1

Exhibit I to the ETF Series Solutions Fund Administration Servicing Agreement at November, 2014

Name of Series
Master Income ETF

Base Fee1 for Accounting, Administration, Transfer Agent & Account Services
The following reflects the greater of the basis point fee or minimum per fund
Admin/Accounting/TA	Basis Points on AUM				Annual Minimum per Fund
	First $[ ]	Next $[ ]	Next $[ ]	Balance	$[ ]
	[ ]	[ ]	[ ]	[ ]
Note: MLP Funds pricing may vary from the above annual fees and are TBD per investment strategy
The Following Services and Associated Fees are in Addition to the Base Fee
Pricing Services
For daily pricing of securities (estimated 252 pricing days annually)
▪  $[   ]–Domestic Equities, Options, ADRs
▪  $[   ]–Foreign Equities
▪  $[   ]–Domestic Corporate/Convertible/Gov’t/Agency Bonds, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪  $[   ]–CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪  $[   ] –Bank Loans
▪  $[   ]–Credit Default Swaps
▪  $[   ]–Swaptions, Index Swaps
▪  $[   ] –Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
Corporate Action & Manual Pricing Services
Fee for IDC data used to monitor corporate actions
▪  $[   ]/Foreign Equity Security per Month for Corporate Action Service
▪  $[   ]/Domestic Equity Security per Month for Corporate Action Service
▪  $[   ] /Month Manual Security Pricing (>10/day)
ESS Trust Chief Compliance Officer Annual Fee
▪  $[   ] for the first fund*
▪  $[   ] for each additional fund*
▪  $[   ] per sub-advisor per fund*
*subject to change and approval by on ESS Board of Directors
Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪  [   ] minimum first fund*
▪  $[   ] minimum each additional fund*
*Final fee(s) subject to USBFS legal team review and approval
Section 15(c) Reporting
Add the following for legal administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$[ ] per report
Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.
Fees are calculated pro rata and billed monthly.

1 Subject to annual CPI increase, Milwaukee MSA

Trust and Fiduciary	2

Exhibit I (continued) to the ETF Series Solutions Fund Administration Servicing Agreement - Fund Accounting, Fund Administration & Portfolio Compliance Supplemental Services at November, 2014

Optional Services Provided by USBFS upon Client Request

Fair Value Services (Charged at the Complex Level)
The lesser of…
▪  $[   ] per Fund
▪  Or $[   ]on the First 100 Securities and $[   ]on the balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Daily Compliance Services
▪  Base fee – $[   ] /fund per year
▪  Setup – $[   ]/fund group

Non-Standard Intraday Indicative Value (IIV) Calculation
▪  Negotiated based upon specific requirements

Customized Benchmarking
▪  Negotiated based upon specific requirements

Additional Services Provided and Negotiated Upon Client Request.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit I.

Exchange Traded Concepts, LLC

By:  J. Garrett Stevens

Printed Name:  J. Garrett Stevens

Title: Chief Executive Officer                                                                                                   Date: 12-29-14

Trust and Fiduciary	3